Exhibit 99.1

Contact:	Mike Degen
Nortech Systems, Inc.
(952) 345-2277
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

Dec. 17, 2004

Nortech Systems Updates Fourth Quarter and Fiscal Year Expectations

MINNEAPOLIS — Nortech Systems, Inc. (Nasdaq: NSYS), an electronics manufacturing services provider, today announced that it expects revenue for the fourth quarter ending Dec. 31, 2004, of $19.0 million to $20.0 million, an increase over the $15.6 million reported in fourth quarter of 2003.  Earnings for the fourth quarter of 2004 are now projected to be in the range of $0.05 to $0.07 per diluted share, compared to a loss of $0.06 per diluted share for the same period last year.

                For the fiscal year ending Dec. 31, 2004, revenue is expected to increase by 21 to 24 percent over 2003 levels, totaling $70 million to $72 million, which is slightly above the previous outlook.  Fiscal year earnings per diluted share are now projected to be in the range of $0.20 to $0.22, instead of the $0.26 to $0.29 expected earlier.  For the 2003 fiscal year, Nortech Systems earned $0.25 per diluted share.

                “While we’re pleased with our sustained revenue growth, we continue to face margin pressures impacting our profitability,” says Mike Degen, President and CEO of Nortech Systems.  “The fourth quarter earnings are being negatively impacted by a mix of lower-margin product, material cost increases and higher than anticipated labor costs and expenses related to some of our domestic and international operations.”

About Nortech Systems, Inc.

Nortech Systems, Inc. (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, higher-level assemblies and box builds for a wide range of industries.  Markets served include medical, automotive, defense, computer, commercial, recreational, government and consumer.  In Minnesota, Nortech Systems has additional facilities in Baxter, Bemidji, Fairmont and Merrifield.  The company also has facilities in Augusta, Wis., and Monterrey, Mexico.  Nortech Systems is traded on the Nasdaq Stock Market under the symbol NSYS.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply and demand of the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the company.  Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking statements.  All forward-looking statements included in this press release are expressly qualified in their entirety by the forgoing cautionary statements.  The company undertakes no obligations to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

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